Exhibit 10.4

Dated 13th September 2005

LINCOLN FINANCE CORP.

as Seller

-and-

GRAND PRIX CORP.

as Buyer

AMENDED AND RESTATED

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into this 13th day of September, 2005, by and among LINCOLN FINANCE CORP. (the “Seller”), a corporation organized under the laws of the Republic of the Marshall Islands, and GRAND PRIX CORP. (the “Buyer”), a corporation organized under the laws of the Republic of the Marshall Islands.

RECITALS

WHEREAS, Buyer and Seller entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) dated 27 June 2005 pursuant to which Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, all of the issued capital stock (the “Shares”) of each of the vessel owning companies (each a “Company” and together the “Companies”) set forth in Schedule A hereto.

WHEREAS Seller and Buyer wish to amend and restate the terms and conditions of the Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements, representations, warranties and covenants herein set forth, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Shares

1.01         Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 11 Poseidonos Avenue, Athens, Greece or at some other mutually agreed place, at a time to be designated by the parties hereto (the “Closing Date”), which shall in any event be a time and date falling no later than 14 calendar days after completion by Golden Energy Marine Corp. (“Golden Energy”) of the Marshall Islands, the sole shareholder of Buyer, of its initial public offering of common shares (the “IPO”) pursuant to a registration statement (the “Registration Statement”) filed on Form F-1 under the U.S. Securities Act of 1933, as amended.

1.02         Sale and Purchase of Shares.  At the Closing, subject to the terms and conditions set forth herein, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Shares with effect from the Closing Date.  At the Closing, Seller and Buyer shall comply with their respective obligations under Section 1.03 and Schedule B.   Buyer and Seller acknowledge and agree that the Purchase Price for the Shares is an aggregate price that consists of the adjusted net asset values of each of the 9 Companies as reflected in the combined financial summary of the Companies contained in Schedule D.

1.03         Purchase Price for Shares.  At the Closing, Buyer shall pay to Seller (to such account as Seller shall nominate) the purchase price (the “Purchase Price”) for the Shares in the amount of United States dollars Two hundred ninety million eighty seven thousand (US$290,087,000), being the total adjusted net asset value of the Companies as of 31 August 2005, as reflected in the combined financial summary of the Companies contained in Schedule D.

1.04         Adjustment of the Purchase Price.  The Purchase Price shall be subject to adjustment by an amount (the “Adjustment Amount”) equal to the total net operating profit or losses of the Companies for the period from 31 August 2005 up to and including the Closing Date, calculated in accordance with Schedule E.

1.05         Payment of Shortfall.  If the Adjustment Amount is a positive figure, then Buyer shall pay the Adjustment Amount to Seller (to such account as Seller shall nominate) on or before the date (the “Adjustment Date”) falling five (5) calendar days after the date of acceptance or determination of the Adjustment Amount in accordance with Section 2 of Schedule E, together with interest on the Adjustment Amount accruing at the rate of three point five per cent (3.5%) per annum from the Closing Date to the date of payment.

1.06         Refund of Excess.  If the Adjustment Amount is a negative figure, then Seller shall pay the Adjustment Amount to Buyer (to such account as Buyer shall nominate) on or before the Adjustment Date, together with interest on the Adjustment Amount accruing at the rate of three point five per cent (3.5%) per annum from the Closing Date to the date of payment.

1.07         Condition.  The respective obligations of the parties under this Agreement are subject to fulfillment of the condition that Golden Energy completes the IPO by no later than 28 October 2005, failing which this Agreement shall be null and void ab initio.

ARTICLE II

Representations and Warranties of Buyer

Buyer represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date:

2.01  Organization and Corporate Authority.  Buyer is duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, has been effectively authorized by all necessary action, corporate or otherwise, and constitutes legal, valid and binding obligations of Buyer. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up Buyer.

2.02  Agreement Not in Breach of Other Instruments.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement or other instrument to which Buyer is a party or by which it is bound, the Articles of Incorporation and Bylaws of Buyer, any judgment, decree, order or award of any court, governmental body or arbitrator by which Buyer is bound, or any law, rule or regulation applicable to Buyer which would have a material effect on the transactions contemplated hereby.

2.03  No Legal Bar.  Buyer is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no such action or proceeding is pending or, to the best of its knowledge and belief, threatened against Buyer which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

ARTICLE III

Representations and Warranties of Seller

Seller represents and warrants to Buyer that as of the date of this Agreement and as of the Closing Date:

3.01  Organization and Corporate Authority.  Seller is duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller, has been effectively authorized by all necessary action, corporate or otherwise, and constitutes legal, valid and binding obligations of Seller. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up Seller.

3.02  Agreement Not in Breach of Other Instruments.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement or other instrument to which Seller is a party or by which it is bound, the Articles of Incorporation and Bylaws of Seller, any judgment, decree, order or award of any court, governmental body or arbitrator by which Seller is bound, or any law, rule or regulation applicable to Seller.

3.03  No Legal Bar.  Seller is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no such action or proceeding is pending or, to the best of its knowledge and belief, threatened against Seller which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

3.04  Good and Marketable Title to Shares.  Seller is the registered owner of all of the Shares and now has, and at the closing will convey to Buyer, good and marketable title to the

Shares free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

3.05  Right to Enter Agreement.  Seller has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to Buyer at the Closing the Shares and upon consummation of the purchase contemplated hereby, Buyer will acquire from Seller good and marketable title to the Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

ARTICLE IV

Representations and Warranties of

Seller Regarding the Companies

Seller represents and warrants to Buyer that as of the date of this Agreement and as of the Closing Date:

4.01  Organization Good Standing and Authority.  Each of the Companies is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Each of the Companies has full corporate power and authority to carry on its business as it is now, and has since its incorporation been, conducted, and is entitled to own, lease or operate the properties and assets it now owns, leases or operates and to enter into legal and binding contracts.  Each of the Companies is qualified to do business, is in good standing and has all required and appropriate licenses and authorizations in each jurisdiction in which its failure to obtain or maintain such qualification, good standing, licensing or authorization would have a material adverse effect on the condition (financial or otherwise), assets, properties, business or prospects of such Company taken as a whole. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up any of the Companies.

4.02  Capitalization. The Shares consist of the shares listed next to each of the Companies listed in Schedule A.  The Shares have been validly authorized and issued and are validly outstanding, fully paid and non-assessable, and constitute the total issued and outstanding capital stock of each of the Companies.  There are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase from any Company any capital stock of such Company, (ii) any securities convertible into or exchangeable for shares of such capital stock or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Companies.

4.03  Charter Documents.  Seller has supplied to Buyer true and correct copies of the charter documents of each of the Companies, in each case as in effect on the date hereof (the “Charter Documents”) and no amendments will be made to the Charter Documents prior to the Closing Date without the prior written consent of Buyer (such consent not to be unreasonably withheld).

4.04  Agreement Not in Breach of Other Instruments.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with, or give any other party thereto a right to terminate any agreement or other instrument to which any of the Companies is a party or by which any of them is bound including, without limitation, any of the Charter Documents or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to any of the Companies.

4.05  Litigation.  Other than as disclosed by Seller to Buyer on the date of this Agreement or on the Closing Date:

(a)           there is no action, suit or proceeding to which any of the Companies is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against any of the Companies; and, to the best knowledge of Seller, there is no basis for any such action, suit or proceeding;

(b)           none of the Companies has been permanently or temporarily enjoined by any order, judgement or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of any of the Companies; and

(c)           there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring any of the Companies to take any action of any kind with respect to its business, assets or properties.

4.06  Indebtedness to and from Officers, etc.  On the Closing Date, none of the Companies will be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of any of the foregoing or any spouse, child, or other relative or any affiliate of any such person, other than for salaries for services rendered or reimbursable business expenses, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to any of the Companies.

4.07  Personnel.  The Companies have no employees other than the crew serving on board their respective Vessels.

4.08  Contracts and Agreements.  All material contracts and agreements, written or oral, to which a Company is a party or by which any of its assets are bound (the “Contracts”) have been disclosed to Buyer. No other contracts will be entered into by any of the Companies prior to the Closing Date without the prior consent of Buyer (such consent not to be unreasonably withheld).

(a)           Each of the Contracts is a valid and binding agreement of each respective contracting Company, and to the best knowledge of Seller, of all other parties thereto;

(b)           Each of the Companies has fulfilled all material obligations required pursuant to its respective Contracts to have been performed by it prior to the date hereof; and

(c)           There has not occurred any material default under any of the Contracts, or to the best knowledge of Seller, on the part of any other party thereto nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any of the Companies under any of the Contracts nor, to the best knowledge of Seller, has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Contracts.

4.09  Compliance with Law.  The conduct of business by each of the Companies on the date hereof does not violate any laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force on the date hereof (including, but not limited to, any of the foregoing relating to employment discrimination, environmental protection or conservation) of any country, province, state or other governing body, the enforcement of which would materially and adversely affect the business, assets, condition (financial or otherwise) or prospects of each Company taken as a whole, nor has any of the Companies received any notice of any such violation.

4.10  No Undisclosed Liabilities.  Other than minor debt incurred in the ordinary course of business, no Company (or Vessel owned by it) has any other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation).

4.11  Disclosure of Information.  Seller has disclosed to Buyer all material information on, and about, the Companies and each of the Vessels and all such information is true, accurate and not misleading in any material respect. Nothing has been withheld from the material provided to Buyer which would render such information untrue or misleading.

ARTICLE V

Representations and Warranties of

Seller regarding the Vessels

Seller represents and warrants to Buyer that:

5.01  Title to Vessels.  As of the date of this Agreement and at the Closing Date, each of the Companies is and shall be the registered owner of the Vessel listed next to its name in Schedule A.

5.02  No encumbrances.  At the Closing Date, each of the Companies and Vessels will be free of all encumbrances whatsoever other than those encumbrances relating to minor debt incurred in the ordinary course of business.

5.03  Condition.  At the Closing Date, each of the Vessels will be in class, with her classification certificates without overdue recommendation.

ARTICLE VI

Miscellaneous

6.01  Governing Law.  This Agreement shall be governed by and construed in accordance with New York law.  The courts of the State of New York shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

6.02  Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

6.03  Complete Agreement.  This Agreement and Schedules hereto contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings (including without limitation the Purchase and Sale Agreement).

6.04  Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.05  Severability.  Any provision of this Agreement which is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

6.07  Third party rights.   A person who is not a party to this Agreement has no right to enforce or to enjoy the benefit of any term of this Agreement.

6.08  Notices.  Any notice, claim or demand in connection with this Agreement shall be delievered to the parties at the following addresses (or at such other address or facsimile number for a party as may be designated by notice by such party to the other party):

(a)  if to Lincoln Finance Corp., as follows:

11 Poseidonos Avenue, Elliniko 16777, Athens, Greece

Attention:         Alex Kapellaris

Facsimile:          ++ 30 210 894 8403

(b)  if to Grand Prix Corp., as follows:

2 Gamma Street, Elliniko 16777, Athens, Greece

Attention:         Alex Papageorgiou

Facsimile:          ++ 30 210 898 1601

and any such notice shall be deemed to have been received (i) on the next working day in the place to which it is sent, if sent by facsimile or (ii) forty eight (48) hours from the time of dispatch, if sent by courier.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

LINCOLN FINANCE CORP.

By:	/s/Alex Kapellaris
Name: Alex Kapellaris
Title: Attorney-in-Fact
In the presence of:

GRAND PRIX CORP.

By:	/s/ Dale Ploughman
Name: Dale Ploughman
Title: President
In the presence of: